UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2026

Hut 8 Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-41864	92-2056803
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Brickell Avenue, Suite 200, Miami, Florida	33131
(Address of Principal Executive Offices)	(Zip Code)

(305) 224-6427

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	HUT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 24, 2026 (the “Closing Date”), Hut 8 Corp. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”), among the Company, as borrower, each issuing bank and the lenders party thereto from time to time (the “Lenders”) and JPMorgan Chase Bank, N.A. as administrative agent and collateral agent.

The Credit Agreement provides for a senior secured revolving credit facility in an aggregate principal amount of up to $1,070.0 million outstanding at any time, including a $1,070.0 million letter of credit sublimit.

Loans under the Credit Agreement may be borrowed, repaid and reborrowed from time to time until the fourth anniversary of the Closing Date. The proceeds of borrowings under the Credit Agreement may be used for general corporate purposes and working capital needs. As of the Closing Date, no amounts were outstanding under the Credit Agreement.

Borrowings under the Credit Agreement bear interest at a rate per annum equal to, at the Company’s option, (i) Adjusted Term SOFR (subject to a 0.00% floor) plus an applicable margin ranging from 1.50% to 2.00%, or (ii) an alternate base rate plus an applicable margin ranging from 0.50% to 1.00%, in each case by reference to the Company’s Consolidated Total Debt to Market Capitalization Ratio (as defined in the Credit Agreement). Initially, the applicable margin will be 1.750% per annum for Term SOFR loans and 0.750% per annum for ABR loans.

The obligations under the Credit Agreement are guaranteed by certain of the Company’s restricted subsidiaries that are or become a loan party. The obligations under the Credit Agreement and the guarantees are secured by a first-priority lien on substantially all of the assets of the Company and the guarantors, subject to certain exclusions.

The Credit Agreement contains customary representations, warranties and affirmative and negative covenants that are typical for facilities and transactions of this type and nature, including, among other things, covenants that restrict the Company and its restricted subsidiaries’ ability to incur additional indebtedness, create liens, engage in mergers and fundamental changes, engage in transactions with affiliates or dispose of assets. These covenants are subject to a number of qualifications and limitations set forth in the Credit Agreement.

The Credit Agreement requires the Company to maintain minimum liquidity as of the last day of each fiscal quarter beginning with the fiscal quarter ending March 31, 2027 of not less than (i) prior to the Stabilization Date (as defined in the Credit Agreement), 40% of the aggregate commitments under the Credit Agreement (without giving effect to any deduction for outstanding loans and outstanding letters of credit as of such date), or (ii) after the Stabilization Date, 25% of the aggregate commitments under the Credit Agreement (without giving effect to any deduction for outstanding loans and outstanding letters of credit as of such date). The Credit Agreement also contains equity cure rights with respect to the minimum liquidity covenant, subject to certain terms and conditions.

The Credit Agreement provides for customary events of default, including, but not limited to, failure to pay principal and interest, failure to comply with covenants, agreements or conditions, and certain events of bankruptcy or insolvency involving the Company and certain of its material subsidiaries.

The foregoing summary description of the Credit Agreement is qualified in its entirety by reference to the copy of the Credit Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On September 28, 2026, the Company issued a press release announcing that it entered into the Credit Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1) is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information shall not be deemed incorporated by reference into any other filing with the Securities and Exchange Commission made by the Company, whether made before or after today’s date, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific references in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Credit Agreement, dated as of September 24, 2026, among Hut 8 Corp., as borrower, each issuing bank and lender party thereto from time to time, and JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent.
99.1	Press release, dated September 28, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hut 8 Corp.

Dated: September 28, 2026	By:	/s/ Victor Semah
	Name:	Victor Semah
	Title:	Chief Legal Officer